Exhibit (d)(i)

INVESTMENT ADVISORY AGREEMENT BETWEEN
EXCHANGE PLACE ADVISORS TRUST AND
NORTH SQUARE INVESTMENTS, LLC

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”), dated as of January 8, 2026, is entered into by and between Exchange Place Advisors Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as may be amended from time to time (each a “Fund”), and North Square Investments, LLC, a Delaware Limited Liability Company (the “Adviser’’).

WITNESSETH:

WHEREAS, each Fund is a series of the Trust having its own investment objective or objectives, policies, limitations and separate assets and liabilities; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment management and other services; and

WHEREAS, the Trust, on behalf of each Fund, desires to retain the Adviser to render advice and services to each Fund pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said advice and services; and

WHEREAS, the Adviser agrees to serve as the investment adviser for each Fund on the terms and conditions set forth herein; and

WHEREAS, the Adviser may retain one or more investment sub-advisers (the “Sub-Advisers”) and other parties to render portfolio management and other investment advisory and related services to the Funds pursuant to, in the case of the Sub-Advisers, investment sub-advisory agreements between the Adviser and each such Sub-Adviser (each, a “Sub-Advisory Agreement”);

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. APPOINTMENT OF ADVISER. The Trust hereby appoints the Adviser, and the Adviser hereby accepts such appointment, to render investment advisory and related services to each Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees (the “Board of Trustees” or “Board”).

2. DUTIES OF THE ADVISER.

(a) Subject to the provisions of this Agreement, and subject to the direction and control of the Board, the Adviser shall:

(i) act as investment adviser for each Fund and supervise and manage the investment and reinvestment of each Fund’s assets and, in connection therewith, have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights pertaining to such securities and other assets on behalf of the Fund;

(ii) develop and provide the investment program for each Fund, including determining what portion of each Fund’s investment portfolio will be invested in securities and other assets and what portion, if any, will be uninvested, subject to the Fund’s investment objectives, strategies and policies as set forth in its then-current prospectus or statement of additional information, or as otherwise determined by the Board;

(iii) arrange, subject to the provisions of Section 4 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of each Fund;

(iv) monitor the Fund’s compliance with its investment objectives, policies, and restrictions as set forth in its currently effective prospectus and statement of additional information;

(v) provide recommendations to the Board from time to time regarding each Fund’s investment objectives, strategies and policies, as the Adviser deems appropriate;

(vi) provide, as appropriate, investment research and prepare and make available to the Fund research and statistical data in connection therewith;

(vii) keep the Trust and Board fully informed with regard to each Fund’s investment performance and investment mandate compliance; and

(viii) furnish the Trust and Board with such other documents and information as the Trust may from time to time reasonably request.

(b) In addition to providing investment advisory and related services set forth in Section 2(a) of the Agreement, the Adviser shall provide administrative services and facilities relating to the business operations of each Fund that are not (1) provided by employees of, or other agents engaged by, the Trust or (2) required to be provided by any person pursuant to an agreement or arrangement with the Fund. Such administrative and management services include, but are not limited to the following:

(i) Coordinating and supervising, together with the Trust’s Administrator, all aspects of the Trust’s operations, including matters relating to the functions of the custodians, depositories, transfer and pricing agents, accountants, underwriters, brokers and dealers, insurers, printers, Funds auditors, counsel and other parties performing services or operational functions for the Funds, as well as serving as the primary liaison between such service providers and the Board;

(ii) providing office space, equipment, office supplies and other facilities, including for Board and Board Committee meetings and records of the Funds;

(iii) coordinating and overseeing the preparation and filing with the Securities and Exchange Commission (“SEC”) of registration statements, notices, shareholder reports, proxy statements and other material for the Funds required to be filed under applicable law;

(iv) overseeing and assisting in the preparation of all general or routine shareholder communications;

(v) supervising and monitoring the pricing process, including calculating the Funds’ net asset value(s), assisting in the fair valuation of all assets of the Funds for which market quotations are not readily available or as otherwise required with the Investment Company Act of 1940, as amended (the “1940 Act”), or the Trust’s valuation procedures, and monitoring valuation information received from the independent third-party pricing services and brokers;

(vi) arranging, as may be reasonably requested by the Board, for officers and employees of the Adviser to serve as Board members, officers, or agents of the Trust;

(vii) coordinating, preparing and distributing, as applicable, materials for Board and Board Committee meetings, including reports, evaluations, information, surveys, statistical analyses or other materials on corporate and legal and regulatory issues relevant to the Fund’s business as the Board may reasonably request from time to time, including in connection with the Board’s annual review of the Fund’s Investment Advisory Agreement, any Sub-Advisory Agreement, and related agreements;

(viii) overseeing and monitoring the Funds’ compliance with their policies and procedures and with applicable federal, state and foreign securities laws, and the rules and regulations thereunder, as applicable, including, without limitation, the 1940 Act, the Securities and Exchange Act of 1934, as amended (the “1934 Act”), and the Securities Act of 1933, as amended, and the rules promulgated under each of the foregoing;

(ix) administering the Funds’ code of ethics and reporting to the Board on compliance therewith;

(x) assisting, as relevant, the Funds in connection with regulatory examinations, inspections or investigations of the Funds;

(xi) monitoring, budgeting, approving and arranging for payment of expenses of the Funds;

(xii) monitoring Board compliance with personal trading guidelines;

(xiii) overseeing the Trust’s fidelity bond coverage and insurance coverage and administering claims thereunder, and filing any:fidelity bonds and related notices with the Securities and Exchange Commission (the “SEC”) as required by the 1940 Act;

(xiv) assisting the Funds with their obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures that are reasonably designed to ensure that information prepared or maintained in connection with administration services provided hereunder is properly recorded, processed, summarized, or reported by the Adviser or its affiliates on behalf of the Funds so that it may be included in financial information certified by Fund officers in applicable filings;

(xv) overseeing the maintenance of the Trust’s books and records in accordance with all applicable federal and state securities laws and regulations, subject to the provisions of Section 7 hereof;

(xvi) overseeing the administration and implementation of the Funds’ privacy policy (including any required distribution thereof) as required under Regulation S-P;

(xvii) implementing and maintaining a business continuation and disaster recovery program for the Funds;

(xviii) arranging for all meetings of shareholders, including collecting all information required for the preparation of proxy statements, preparing and filing with appropriate regulatory agencies such proxy statements, supervising the solicitation of shareholders and shareholder nominees in connection therewith, tabulating (or supervising the tabulation of) votes, responding to all inquiries regarding such meetings from shareholders, the public and the media, and retaining all minutes and all other records required to be kept in connection with such meetings;

(xix) maintaining and retaining all charter documents and filing all documents required to maintain the Fund’s organizational status under applicable state law and as a registered investment company;

(xx) performing due diligence on the Trust’s third-party service providers and negotiating service agreements with those third-parties; and

(xxi) providing such other services as the parties hereto may agree upon from time to time for the efficient operation of the Fund.

3. SUB-ADVISERS AND SUB-CONTRACTORS.

(a) The Adviser, with approval of the Board, may delegate some or all of its investment advisory duties under this Agreement to one or more Sub-Advisers that are registered under the Advisers Act, including but not limited to delegating the voting of proxies relating to the Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such Sub-Adviser; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the requirements of the 1940 Act as such requirements may be modified by rule, regulation or order of the SEC; and provided, further, that no such delegation shall relieve the Adviser from its duties and obligations of management and supervision of the management of the Fund’s assets pursuant to this Agreement and under applicable law. In addition, the Adviser may engage other parties to assist it with any of the administrative and management services referenced in Section 2 hereof.

(b) To the extent the Adviser delegates any of its duties under this Agreement with respect to a Fund to one or more Sub-Advisers, each such Sub-Adviser shall perform its duties subject to the direction and control of the Adviser. The Adviser shall retain overall supervisory responsibility for the general management and investment of the assets of any sub-advised Fund. With respect to any sub-advised Fund, the Adviser’s responsibilities shall include evaluating and recommending the selection, retention, removal or replacement of one or more sub-advisers, and determining, as the Adviser deems appropriate, the portion of the Fund’s assets to be managed by any given Sub-Adviser and reallocating those assets as necessary from time to time, subject to Board approval. In addition, the Adviser’s responsibilities with respect to any sub-advised Fund shall include:

(i) Supervision of each Sub-Adviser in its performance of its duties under the Sub-Advisory Agreement or other arrangement;

(ii) Assessment of each Fund’s investment focus and investment strategy for each sub-advised portion (whole or in part) of the Fund;

(iii) Monitoring the investment performance of each Sub-Adviser and reviewing and reporting to the Board periodically on the performance of the investment adviser and recommending action(s) as appropriate;

(iv) Conducting periodic in-person or telephonic due diligence meetings as deemed necessary by the Adviser;

(v) Monitoring each Sub-Adviser to confirm its compliance with the investment objectives, strategies, policies and restrictions of a Fund, for any changes that may impact the Fund or the Sub-Adviser’s operations or overall business continuity, for the Sub- Adviser’s adherence to legal and compliance procedures, for any litigation enforcement or regulatory matters relating to the Sub-Adviser, and with respect to the Sub-Adviser’s brokerage practices and trading quality;

(vi) Analyzing/researching, selecting, and making recommendations to replace a Sub-Adviser or portfolio manager thereof, as the Adviser deems appropriate, and assisting in managing the transition process when any Sub-Adviser or portfolio manager thereof is appointed, terminated, or replaced;

(vii) Monitoring each Sub-Adviser’s voting of proxies with respect to the applicable Funds’ portfolio holdings;

(viii) Performing such other periodic monitoring and reporting functions as the Board shall reasonably request consistent with this Agreement and applicable law.

4. REPRESENTATIONS OF THE ADVISER. In the performance of its duties under this Agreement, the Adviser:

(a) shall, in all matters, give to the Trust and its Board the benefit of its best judgment, effort, advice and recommendations and shall at all times conform to, and use its best efforts to enable the Trust to conform to: (i) the provisions of the 1940 Act and all applicable rules and regulations of the SEC thereunder; (ii) all other applicable provisions of state and federal law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents may be amended from time to time; (iv) the investment objectives and policies of each Fund as set forth in its registration statement on Form N-1A in effect from time to time; and (v) compliance policies and procedures of the Trust as adopted by the Board;

(b) will, with respect to each Fund’s assets not managed by a Sub-Adviser, arrange for the placing of all orders for the purchase and sale of securities and other assets for the Fund’s account either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Adviser will consider not only available prices (including commissions), but also other relevant factors such as, without limitation, the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. To the extent permitted by law, and consistent with this obligation, the Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Adviser hereunder. Subject to Section 28(e) of the 1934 Act and any SEC staff interpretations thereof and such other conditions and limitations as may be established by the Board from time to time, if any, a commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. In no instance, however, will the Fund’s securities be purchased from or sold to the Adviser, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. The Adviser may aggregate sales and purchase orders of the securities and other assets of a Fund with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliates. Whenever the Adviser simultaneously places orders to purchase or sell the same security or other asset on behalf of a Fund and one or more other accounts advised by the Adviser or its affiliates, the Adviser will allocate the order as to price and amount among all such accounts in a manner the Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances;

(c) will treat confidentially and as proprietary information of each Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund;

(d) will maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board in connection with its approval of this Agreement;

(e) will supply such information to the Trust and permit such compliance inspections by the Trust as shall be reasonably necessary to respond to the reasonable requests of the Board, including without limitation full copies of all letters received by the Adviser during the term of this Agreement from the staff of the SEC regarding its examination of the activities of the Adviser; and

(f) will use its best efforts to assist the Trust and each Fund in implementing the Trust’s disclosure controls and procedures, and will from time to time provide the Trust a written assessment of its compliance policies and procedures that is reasonably acceptable to the Trust to enable the Trust to fulfill its obligations under Rule 38a-l under the 1940 Act.

5. REPRESENTATIONS OF THE TRUST. The Trust represents, warrants and agrees that it:

(a) has all requisite power and authority to enter into and perform its obligations under this Agreement;

(b) has taken all necessary actions to authorize its execution, delivery and performance of this Agreement; and

(c) has furnished to the Adviser copies of each of the following documents: (i) the Agreement and Declaration of Trust of the Trust; (ii) the By-Laws of the Trust; (iii) the resolutions of the Board approving the engagement of the Adviser as investment adviser of the Funds and approving the form of this Agreement; and (iv) current copies of each Fund’s prospectus and statement of additional information. The Trust shall furnish the Adviser from time to time with copies of all material amendments of or material supplements to the foregoing, if any.

6. SERVICES NOT EXCLUSIVE. Nothing in this Agreement shall prevent the Adviser or any officer, employee or affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

7. BOOKS AND RECORDS. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for each Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 31a-l under the 1940 Act. Notwithstanding anything in this Agreement to the contrary, and to the extent permitted by applicable law, the Trust will not object to the Adviser maintaining copies of any such records, including the performance records of each Fund, and will not object to the Adviser using such performance records to promote its services to other accounts, including other fund accounts.

8. INDEPENDENT CONTRACTOR. The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so in this Agreement or another writing by the Trust to the Adviser, have no authority to act for or represent the Trust or a Fund in any way, or in any way be deemed an agent for the Trust or for the Fund. It is expressly understood and agreed that the services to be rendered by the Adviser to the Fund under the provisions of this Agreement are not to be deemed exclusive, and that the Adviser may give advice and take action with respect to other clients, including affiliates of the Adviser, that may be of similar or different from that given to the Fund.

9. ADVISER’S PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement.

10. EXPENSES. During the term of this Agreement, each Fund will bear all expenses not expressly assumed by the Adviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a) Each Fund shall pay (i) fees payable to the Adviser pursuant to this Agreement; (ii) the cost (including brokerage commissions, transaction fees or charges, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities and other investments and any losses in connection therewith; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) the Fund’s fees or expenses of custodians, transfer agents, registrars, independent pricing vendors or other service providers (except sub-advisers); (vii) legal and accounting expenses, including costs for local representation in the Trust’s jurisdiction of organization and fees and expenses of counsel to the Fund and counsel to the Trust’s non-interested Trustees; (viii) all federal, state and local taxes and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) the Fund’s share of expenses of shareholders’ meetings, meetings of the Board or any committee thereof, and other meetings of the Trust; (xii) expenses of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and the Adviser); (xiii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiv) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Fund for violation of any law; (xv) expenses of preparing, typesetting, printing and distributing prospectuses and statements of additional information and any supplements thereto, and reports, statements, notices and dividends to the Fund’s shareholders; (xvi) shareholder servicing fees; (xvii) interest; (xviii) governmental fees; (xix) costs, including interest expenses and loan commitment fees, of borrowing money; (xx) website costs; (xxi) the Fund’s share of compensation, fees and expenses of the Trust’s chief compliance officer and any employees of the Trust; (xxii) audit fees; and (xxiii) the Fund’s share of litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, expenses relating to the Trust’s obligation to indemnify others; and

(b) the Adviser shall pay all expenses incurred by it in the performance of its duties under this Agreement, including all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder, and all fees of any sub-advisers.

11. COMPENSATION. Each Fund agrees to pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered by the Adviser as such, a fee accrued daily and paid monthly in arrears at an annual rate listed in Appendix A with respect to the Fund’s average daily net assets. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. The fee payable to the Adviser under this Agreement will be reduced to the extent required by any expense limitation agreement. The Adviser, in its sole discretion, may voluntarily absorb certain Fund expenses not otherwise excluded herein or waive all or a portion of its fee.

12. LIABILITY; STANDARD OF CARE; INDEMNIFICATION.

(a) The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in each Fund’s offering materials (including the prospectus, statement of additional information, and advertising and sales materials), except for information supplied by the parties unaffiliated with the Adviser (including any Sub-Adviser) for inclusion therein. The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by Adviser or by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

(b) The Adviser shall indemnify and hold harmless the Trust from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Adviser’s obligations under this Agreement, or from the Adviser’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Adviser’s obligation under this Section 11 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Trust’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(c) The Trust shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Trust’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Adviser’s obligations under this Agreement, or from the Trust’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Trust’s obligation under this Section 11 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

13. DURATION AND TERMINATION. This Agreement shall become effective with respect to each Fund as of the corresponding effective date indicated in Appendix A and, unless sooner terminated with respect to a Fund as provided herein, shall continue in effect for a period of two years as to such Fund. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time as to a Fund, without the payment of any penalty, upon giving the Adviser 60 days’ notice (which notice may be waived by the Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or by the Adviser on 60 days’ written notice (which notice may be waived by the Trust). This Agreement will also immediately terminate in the event of its assignment. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.

14. NOTICES. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

15. AMENDMENT OF THIS AGREEMENT. This Agreement may only be amended by an instrument in writing signed by the parties hereto. Any amendment of this Agreement shall be subject to the 1940 Act.

16. ADDITIONAL SERIES. The amendment of Appendix A of this Agreement for the sole purpose of adding one or more Funds shall not be deemed an amendment of this Agreement or an amendment affecting an already existing Fund and requiring the approval of shareholders of that Fund.

17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

18. USE OF THE NAME AND BRAND FOR THE FUND(S). The Adviser has consented to the use by each Fund of the name, brand, associated logo or trademark, or identifying word “North Square” in the name of the Fund. Such consent is conditioned upon the employment of the Adviser as the investment adviser to the Fund. The name and brand or identifying word “North Square” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require any Fund to cease using “North Square” in the name of the Fund and in connection with the Fund’s operations if the Fund ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser.

19. ADDITIONAL LIMITATION OF LIABILITY. The parties hereto are expressly put on notice that a Certificate of Trust, referring to the Trust’s Agreement and Declaration of Trust (the “Certificate”), is on file with the Secretary of the State of Delaware. The Certificate was executed by a trustee of the Trust on behalf of the Trust as trustee, and not individually, and, as provided in the Trust’s Agreement and Declaration of Trust, the obligations of the Trust are not binding on the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, or the particular series in question, as the case may be.

20. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

21. COUNTERPARTS. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE TRUST:

EXCHANGE PLACE ADVISORS TRUST, on behalf of each Fund listed on Appendix A

By:	/s/ Karen Jacoppo-Wood

Name:	Karen Jacoppo-Wood

Title:	Secretary

THE ADVISER:

NORTH SQUARE INVESTMENTS, LLC

By:	/s/ Alan E. Molotsky

Name:	Alan E. Molotsky

Title:	General Counsel and Senior Managing Director

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

Fund	Advisory Fee	Effective Date
North Square Strategic Income Fund	0.56%	January 8, 2026

North Square Select Small Cap Fund	0.70%	January 8, 2026

North Square Altrinsic International Equity Fund	0.80%	January 8, 2026

North Square McKee Bond Fund	0.24%	January 8, 2026

North Square Core Plus Bond Fund	0.38%	January 8, 2026

North Square Kennedy MicroCap Fund	1.20%	January 8, 2026

North Square Small Cap Value Fund	0.85%	January 8, 2026

North Square Dynamic Small Cap Fund	0.90%	January 23, 2026

North Square Tactical Defensive Fund	At an annual rate of 1.25% of its average daily net assets up to $150 million, 1.00% of its average daily net assets over $150 million up to $500 million, and 0.85% of its average daily net assets over $500 million.	February 11, 2026

North Square Preferred and Income Securities Fund	0.75%	February 25, 2026

North Square Tactical Growth Fund	At an annual rate of 1.25% of its average daily net assets up to $150 million, 1.00% of its average daily net assets over $150 million up to $500 million, and 0.85% of its average daily net assets over $500 million.	March 11, 2026

North Square Multi Strategy Fund	0.20%	May 29, 2026

North Square Spectrum Alpha Fund	0.20%	June 5, 2026

A-1